Geeknet Appoints Matthew C. Blank to its Board of Directors

Fairfax, Virginia,  February 1, 2010 – Geeknet, Inc. (NASDAQ: GKNT), the online network for the global geek community, today announced that it has appointed Matthew C. Blank, the Chairman and Chief Executive Officer at Showtime Networks, as a member of its board of directors, effective as of January 31, 2011.

During Matt’s tenure at Showtime, he helped transform Showtime Networks into one of the most successful in the industry, launching many critically acclaimed series.  Active in numerous industry organizations, Matt serves on the boards of the National Cable Television Association (NCTA), the Cable Center and the Creative Coalition. Before joining Showtime, Matt worked for Home Box Office Inc. for 12 years, departing as Senior Vice President of Consumer Marketing. A graduate of the University of Pennsylvania’s Wharton School of Business, Matt also holds an M.B.A. from Baruch College.

“We are ecstatic to have Matt join the board.  His experience in entertainment will be a great resource for  both ThinkGeek, our electronic commerce business, and our Media business.   Matt’s three decades in cable television made a significant and indelible mark on that industry and I look forward to his insight to help grow Geeknet,” said Ken Langone, Executive Chairman, Geeknet.

About Geeknet, Inc.

Geeknet is the online network for the global geek community. Our sites include SourceForge, Slashdot, ThinkGeek, and freshmeat. We serve an audience of nearly 55 million users* each month and provide the tech-obsessed with content, culture, connections, commerce, and all the things that geeks crave. Want to learn more? Check out geek.net.

(*December 2010 Unique Visitors 54.8M. Source: Google Analytics and Omniture)

Geeknet is a trademark of Geeknet, Inc. SourceForge, Slashdot, ThinkGeek, and freshmeat are trademarks of Geeknet, Inc. in the United States and other countries. All other trademarks or product names are property of their respective owners.

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